Exhibit 99.3

INFORMATION ABOUT XCF GLOBAL, INC.

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Amendment No. 1 to Current Report on Form 8-K.

Company Overview

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “XCF,” “New XCF,” and the “Company” refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.), a Delaware corporation, after giving effect to the Business Combination between Focus Impact, NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”), and Legacy XCF (as defined below) on June 6, 2025. In addition, unless otherwise stated herein or unless the context otherwise requires (i) references to “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date, (ii) references to “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to the Closing Date and (iii) references to “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation,

Legacy XCF was incorporated on January 20, 2023, for the purpose of making investments in renewable energy assets and production facilities. XCF has completed acquisitions in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. XCF is committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable fuel sectors as a result of a combination of regulatory support, industry-led demand, and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF and renewable fuels. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

Our intention is to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. Our initial operations include the New Rise Reno (defined below) renewable fuel production facility. Legacy XCF completed acquisitions of New Rise SAF Renewables, LLC (“New Rise SAF”) and New Rise Renewables, LLC (“New Rise Renewables”) (collectively, New Rise SAF and New Rise Renewables are referred to as “New Rise”) on January 23, 2025 and February 19, 2025 respectively. Herein, we refer to the acquisitions of New Rise SAF and New Rise Renewables as the New Rise Acquisitions. Legacy XCF also owns dormant biodiesel plants in Fort Myers, FL and Wilson, NC that it intends to further build-out and reconstruct into SAF, renewable fuels, and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and renewable fuel value chain.

Blended with conventional Jet-A fuel, SAF is a “drop-in fuel” which means it can be used in existing aircraft and aviation infrastructure without the need for modification. Publications by a variety of industry organizations and experts, for example a thought leader piece with Air bp global aviation sustainability director posted on the BP p.l.c. (“BP”) website and publications from the IATA estimate that SAF can reduce lifecycle greenhouse gas emissions by up to 80% compared to conventional jet fuel; this estimated reduction in greenhouse gas emissions is based on factors that impact the ultimate reduction in greenhouse gas emissions for a given SAF product including the feedstock used, the production method employed, and the supply chain to the airport. In a recent study by the EPA on Atmospheric Concentrations of Greenhouse Gases, global atmospheric concentrations of carbon dioxide, methane, nitrous oxide, and certain manufactured greenhouse gases have all risen significantly over the last few hundred years. Further, the EPA has noted that the combustion of fossil fuels such as gasoline and diesel to transport people and goods was the largest source of CO2 emissions in 2022, accounting for 35% of total U.S. CO2 emissions and 28% of total U.S. greenhouse gas emissions.

XCF intends to generate revenue and contribute to clean energy in the transportation sector by selling renewable fuels, primarily SAF, produced at the Company’s SAF production facilities. XCF primarily intends to sell both “neat” or unblended SAF and blended SAF:

●	Neat SAF is used to describe SAF that has not been blended with conventional Jet-A fuel meeting ASTM Standard D7566. SAF is a direct replacement for fossil jet fuel (conventional jet fuel currently used in the aviation industry), made from renewable raw materials. As previously stated, industry experts including Air bp and IATA indicate that SAF can reduce CO2 emissions by up to 80% over the fuel’s life cycle compared to using fossil jet fuel depending on factors such as the feedstock used, the production method employed, and the supply chain to the airport.

●	Blended SAF refers to a blended fuel containing a blend ratio of both neat SAF and Jet-A fuel meeting ASTM Standard D1655. Because neat SAF has a lower carbon intensity (“CI”) than Jet-A, blended fuel has a lower CI level than pure Jet-A. CI is a measure of carbon dioxide and other greenhouse gases (CO2e) per unit of activity. According to the U.S. Department of Energy, neat SAF can be blended with Jet-A at different levels with limits between 10% and 50% depending on production pathway and feedstock. Airlines who purchase SAF currently utilize blended SAF at ratios between 90/10 and 70/30 (Jet-A : neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

The Company may also opportunistically evaluate the production of other sustainable renewable fuels, including but not limited to renewable diesel and biodiesel.

The need for energy is a necessity and will not be eliminated in the near future. However, due to the cumulative harmful impacts of fossil fuels on our environment, how the world sources its energy is expected to evolve. The transportation sector, one of the largest contributors to GHG emissions according to the EPA, has recognized its role in climate change and has begun to seek alternative energy sources from renewable and sustainable fuels. Specifically, the aviation industry, which, according to the International Energy Agency (“IEA”), accounted for 2.5% of global energy-related CO2 emissions in 2023, is making progress to reduce emissions. Key milestones include:

●	In 2022, the 184 member states of the International Civil Aviation Organization (ICAO) adopted a long-term global aspirational goal of net zero carbon emissions from international aviation by 2050.

●	In 2022, the United States announced important tax credits and a competitive grant program under the Inflation Reduction Act, which will allocate $3.3 billion to scaling up SAF production, with the aim of meeting the 3 billion gallons milestone set by the SAF Grand Challenge by 2030.

●	In the European Union, the European Parliament and European Council reached an agreement in 2023 on the rules of ReFuelEU Aviation on the schedule of minimum SAF blend-in shares, with sub-targets for synthetic fuels, through 2050.

As calls for sustainability grow and global demand for renewable energy accelerates, XCF believes it can capitalize upon the scale of this market opportunity and expand at a pace for the foreseeable future. The Company’s ability to capitalize on the market opportunity and implement its plan is dependent on its ability to raise capital necessary for capital investments and operate its facilities efficiently.

Air bp also indicates that pricing for SAF has been higher than conventional jet fuel primarily due to production costs and availability of sustainable feedstocks. Nevertheless, governments and airlines around the world are setting targets to use SAF, as a number of experts, including McKinsey & Company have expressed their belief that SAFs are the most viable near-term option for decreasing aviation-related emissions. The United States is leveraging a combination of loan and grant programs and tax incentives as state and federal governments have taken the lead in stimulating the demand for and adoption of SAF. These efforts have provided significant tailwinds for both SAF supply and demand thus driving a need for new plants and increased production. These incentives, however, may change or be revoked.

XCF Project Pipeline and Growth Plan

In the near term, XCF plans to operate and develop four projects for the production of SAF or associated SAF-related infrastructure. The Company intends to generate revenues from the sale of its SAF products to offtake partners, which include energy companies, fuel wholesalers and brokers, airlines, or fixed-based operators (“FBOs”). The existing facility in Reno, Nevada, which we refer to as New Rise Reno, was converted to SAF production in October 2024 and we currently expect to achieve commercial production of SAF at nameplate capacity as early as the first quarter of 2026. A second facility that we intend to build in Reno, Nevada, adjacent to New Rise Reno, which we refer to as New Rise Reno 2, is currently expected to come online in 2028. Our ability to bring future sites online on the intended timeline, if at all, is dependent on our ability to raise and deploy necessary funding capital and effectively manage the project buildout timeline. Total anticipated annual production output of neat SAF, assuming the projects develop as expected and on time, is expected to be 80 million gallons per year by the end of 2028. Realizing these output assumptions is dependent on our ability to manage the feedstock supply chain and efficiently operate the facilities. This rolling expansion strategy allows the Company to bring new supply to the market in parallel with the anticipated increase in demand for SAF in the second half of the decade yet also affords the Company the option to opportunistically pivot to other renewable products or related infrastructure facilities depending on environment and market conditions.

●	New Rise Reno – Our current hydrotreating technology is capable of treating 130 thousand gallons of feedstock per day or approximately 44 million gallons of feedstock per year. After factoring in finished product yields of ~86%, as it compares to feedstock input, and required maintenance downtime of ~26 days per year, we expect New Rise Reno to have a nameplate production capacity of approximately 112 thousand gallons of finished product per day or approximately 38 million gallons per year of neat SAF.

●	New Rise Reno 2 – We expect New Rise Reno 2 to use similar hydrotreating technology as New Rise Reno with an additional 8,400 gallons per day being able to be treated. As a result, estimated feedstock hydrotreating capabilities are 139 thousand gallons of feedstock per day or approximately 47 million gallons of feedstock per year. After factoring in finished product yields of ~86% and required maintenance downtime of ~26 days per year, we expect the New Rise Reno 2 production facility to have a nameplate production capacity of approximately 119 thousand gallons of neat SAF per day or approximately 40 million gallons of finished product per year.

●	Fort Myers and Wilson – The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and biofuels value chain. We intend to further build-out and reconstruct these sites into SAF, renewable fuels, and/or associated SAF-related infrastructure.

New Rise Reno (Reno, Nevada)

In 2023, Legacy XCF began analyzing acquisition targets within the renewable fuels space, which included New Rise Renewables and New Rise Renewables SAF. New Rise Renewables owns and operates the New Rise Reno production facility, which sits on 10 acres of land in the Tahoe Reno Industrial Center (TRI) in Reno, NV; this site is not considered a Tier 1 Renewable Chemical Investment Tax Credit (ITC) area. The facility has rail access and is adjacent to I-80, a major interstate highway. At that time, New Rise Renewables was in the process of bringing its New Rise Reno facility online as a renewable diesel production facility. New Rise Renewables SAF is the adjacent plot next to the current New Rise Reno facility that is expected to be constructed into a SAF facility. Because New Rise Renewables, LLC had the P66 Agreement with Phillips 66, the New Rise Reno plant was nearing completion and commencing operations, and the adjacent plot was primed for development, Legacy XCF began negotiations to purchase the outstanding membership interests of New Rise Renewables, LLC.

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC for an aggregate purchase price of $1.1 billion, less acquired liabilities of approximately $112.5 million, to acquire all of the issued and outstanding membership interests in New Rise Renewables. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF . As a result, RESC Renewables Holdings, LLC (“RESC Renewables”) was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC Renewables and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of New XCF Class A common stock and the 3,693,830 shares converted into 2,996,678 shares of New XCF Class A common stock upon closing.

The New Rise Reno production facility functions as XCF’s flagship SAF production facility. The facility employs a two-stage process including pretreatment and hydrotreatment. Through the use of a pretreatment process, New Rise Reno is feedstock agnostic, which means that New Rise Reno will be able to use a variety of waste- and residue-based feedstocks to produce SAF and other renewable fuels such as renewable diesel. The conversion of New Rise Reno to SAF production was managed by Encore DEC, LLC (“Encore”), one of the engineering, procurement, and construction (“EPC”) companies that was subcontracted to build New Rise Reno and which is 100% owned by Randy Soule. Mr. Soule is currently XCF’s majority shareholder. Because the required facility infrastructure is similar for both renewable diesel and SAF production, pretreatment, electrical, water, railcar and other infrastructure were already in place from the original construction of the facility. As a result, the New Rise Reno facility was efficiently converted into a SAF production facility without bearing greenfield construction costs. RESC Renewables Holdings, LLC, the sole member of New Rise Renewables provided necessary capital to New Rise Reno to convert the facility to SAF and incurred approximately $17 million in construction costs related to the conversion. The facility underwent testing and produced 20,000 gallons of neat SAF in November 2024.

In February 2025, New Rise Reno began its ramp-up process. The ramp-up process, a critical phase for all new fuel facilities, is the period after commissioning when a new fuel facility works to optimize its production gradually from initial test runs to full, nameplate capacity. During the initial production runs, the facility produced neat SAF at approximately 50% production capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed.

While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

We currently expect to resume SAF production at nameplate capacity as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the New Rise Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF production and/or any delay in our ability to operate the New Rise Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability. As of June 30, 2025, New Rise Reno produced, in aggregate, approximately 2.5 gallons of neat SAF, renewable diesel, and renewable naphtha.

Since the initial production of renewable diesel, our Reno production facility has experienced repeated maintenance-related downtime that has required additional maintenance capital expenditures and other unanticipated operating expenses. These disruptions have limited our ability to operate at expected levels and delayed our efforts to achieve full production capacity. Although management has taken steps to address these issues, there can be no assurance as to when or whether the Reno facility will consistently operate at or near 100% production capacity for renewable diesel. Continued downtime, additional maintenance requirements, or the inability to achieve stable full-capacity operations could materially and adversely affect our revenues, profitability, and liquidity.

The New Rise Reno facility has rail access which serves as an entry and exit point for receiving feedstock directly at the plant and delivering SAF to off-takers. Once feedstock arrives by rail at the on-site spur, it is transported directly from rail cars into storage tanks at the facility’s tank farm. New Rise Reno has the ability to store up to 1.5 million gallons of feedstock at its on-site tank farm with additional storage available on the rail spur.

On May 23, 2017, New Rise Reno entered into the P66 Agreement, a supply and offtake agreement with Phillips 66 whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1,2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno, including SAF, to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, the agreement shall automatically renew for two successive additional periods of five years, unless otherwise terminated according to the terms, bringing the total duration of the agreement to a potential term of 15 years. At present, this is the only supply and offtake agreement for XCF’s current or planned production facilities. Other than the P66 Agreement, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

October 1, 2025, New Rise Reno entered into an additional amendment to the P66 Agreement. The amendment modifies certain operational provisions of the Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise only when the feedstock exits storage tanks and enters process units for conversion. The amendment also specifies New Rise’s obligations to maintain flow-metering equipment, provide daily inventory reports to Phillips 66, and conduct monthly reconciliations of volumes, and grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars. New Rise must, at its expense, maintain equipment and procedures to perform the reverse-flow operation described in the Amendment and permit Phillips 66 reasonable access to inspect related equipment and operations.

New Rise Reno 2 (Reno, Nevada)

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA, (the New Rise SAF Renewables MIPA and the New Rise Renewables MIPA are referred to herein as the “MIPAs”) to acquire all of the issued and outstanding membership interests in New Rise SAF Renewables Limited Liability Company from Randy Soule and GL Part SPV I, LLC for an aggregate purchase price of $200.0 million. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired. Our acquisition of New Rise SAF was completed on January 23, 2025. At closing, the aggregate purchase price of $200 million was reduced by $12.7 million, which represented Legacy XCF’s five times liquidation preference for its preferred membership units. As a result, Randy Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference. Total consideration at closing was approximately $187.3 million or 18,730,000 shares of Legacy XCF common stock.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Randy Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 15,036,170 Legacy XCF shares converted into 10,318,915 shares of New XCF Class A common stock and the 3,693,830 shares converted into 2,534,975 shares of New XCF Class A common stock upon closing.

This acquisition resulted in Legacy XCF owning a 10-acre plot adjacent to the New Rise Reno production facility. XCF intends to leverage the pretreatment, electrical, water, rail spur, and other infrastructure at the existing New Rise Reno facility to build an additional SAF facility at New Rise Reno 2. As an adjacent site, New Rise Reno 2 will be able to share in the existing utilities and transportation infrastructure already built. Since the lines, pipes, rail track, and other related infrastructure have already been constructed, New Rise Reno 2 will be able to link into existing infrastructure rather than complete a full ground-up build. As we intend to utilize the same pre-treatment and hydrotreatment technology at New Rise Reno 2 that is currently in place at New Rise Reno, New Rise Reno 2 is also intended to be feedstock agnostic and will utilize the same feedstocks as New Rise Reno. New Rise Reno 2 is anticipated to have estimated construction costs of $300 million and will take approximately 28 months to complete from the date construction begins. We anticipate beginning construction in 2026 with SAF production to begin in 2028. XCF expects that New Rise Reno 2 will produce an additional 40 million gallons of neat SAF annually.

XCF intends to engage Encore, one of the EPC subcontractors who built the New Rise Reno production facility and converted the New Rise Reno facility to SAF, to manage the construction of New Rise Reno 2. We may elect to use a service provider to provide operating and maintenance services for the New Rise Reno 2 SAF facility to provide critical operating and maintenance services to operate New Rise Reno 2. XCF intends to attempt to extend its existing supply and offtake agreement with Phillips 66 to the New Rise Reno 2 facility. The Company, however, may also pursue long-term offtake agreements with similar offtake partners, airlines, or FBOs and may also opportunistically pursue alternative feedstock suppliers. Currently, XCF does not have supply and offtake agreements for the New Rise Reno 2 production facility.

Fort Myers (Fort Myers, Florida) and Wilson (Wilson, North Carolina)

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward Biofuels, LLC to acquire a biodiesel plant in Fort Myers, Florida, which we refer to as Fort Myers. Consideration for the purchase was paid at closing by our issuance of 9,800,000 shares of Legacy XCF common stock. The aggregate purchase price was $100.0 million, less $2.0 million in notes payable and loans assumed by Legacy XCF, using a stock price conversion factor of $10.00 per share.

At the closing of the Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of New XCF Class A common stock upon closing.

On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Southeast Renewables, LLC to acquire a biodiesel plant in Wilson, North Carolina, which we refer to as Wilson, for an aggregate purchase price of $100.0 million. Consideration for the purchase was paid at closing by our delivery of a convertible promissory note in the principal amount of $23.0 million and issuance of 7,700,000 shares of Legacy XCF common stock. On December 29, 2023, Legacy XCF and Southeast Renewables, LLC entered into a note purchase agreement to convert the $23.0 million in principal outstanding and $297,425 in accrued interest at a conversion factor of $10.00 per share into 2,329,743 common stock shares.

At the closing of the Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of New XCF Class A common stock upon closing.

Both Fort Myers and Wilson are dormant biodiesel facilities, strategically positioned to service the South Atlantic, East South Central, and Middle Atlantic markets.

●	Fort Myers – The Fort Myers site is a 7-acre site that is leased from the Florida Department of Agriculture and was originally built to produce biodiesel and glycerin, a byproduct from biodiesel production. The Fort Myers site is located near I-75 on Florida’s Gulf Coast; this jurisdiction is not a Tier 1 ITC area.

●	Wilson – Located in a Tier 1 ITC area near I-587 and I-95, the Wilson site is within 500 miles of New York City and Atlanta, GA, and 600 miles of Nashville, TN. This centric location enables Wilson to serve as an East Coast conduit as the business expands. The Wilson site is an owned 3.75-acre site that was originally built to produce biodiesel and glycerin.

We intend to further build-out and reconstruct the Fort Myers and Wilson sites into SAF, renewable fuels, and/or associated SAF-related infrastructure though environmental, market conditions, and other factors may ultimately indicate an alternative use is more advantageous. If both Fort Myers and Wilson are reconstructed to produce SAF, it is expected to take approximately 36 months to complete from the date construction commences with anticipated construction costs of approximately $350 million per site. The Company is preparing to commission a suitability analysis for each site to determine the optimal use case for each site, ensuring the highest possible accretion to revenue and net profit.

Supply and Offtake Agreements

On May 23, 2017, New Rise Reno entered into the P66 Agreement whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1,2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, unless otherwise terminated according to the terms, the agreement shall automatically renew for two successive additional periods of five years, bringing the total duration of the agreement to a potential term of 15 years. At present, this is the only supply and offtake agreement for XCF’s current or planned production facilities. Other than the P66 Agreement, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

In addition, the addendum to the P66 Agreement permits New Rise Reno to continue to engage in sales and business development activities. For sales to a third-party that result in a premium to the price provided in the P66 Agreement, New Rise Reno and Phillips 66 will share in the price premium 77% and 23% respectively. Phillips 66 will remain responsible for blending and logistics services for sales to a third-party as well. Management is currently engaged in discussions with and has submitted proposals to multiple partners regarding SAF offtake.

In the future, the Company intends to attempt to extend the business relationship with Phillips 66 to include its future production facilities and anticipates that all of its facilities will have offtake agreements before the start of production.

Future Expansion

XCF intends to leverage the selected technology stack and site design, configuration, and layout of its New Rise Reno production facility as a model for future sites.

This site design requires less area to build a production facility and can be efficiently replicated as modular design allows for rapid expansion. The New Rise Reno site has four modules – feedstock receiving, pretreatment, hydrotreatment, and finished goods (neat SAF) offtake. The feedstock receiving and finished goods offtake modules have direct access to both rail and truck ports. This design increases operational efficiency because it facilitates direct unloading of feedstock for production and direct loading of SAF onto customers’ trucks or rail tanks. By directly unloading feedstock and finished goods rather than storing them for extended periods, the facility requires a smaller sized tank farm, thereby reducing the size of the facility and increasing the speed of construction. However, while New Rise Reno will serve as the model, future sites will be designed on a case-by-case basis as facility designs will consider geographic opportunities and limitations; other operations related considerations will be addressed during feasibility studies and final investment decision (“FID”) analysis.

XCF will consider both greenfield developments and facility conversion projects. The Company intends to prioritize future development in locales with favorable regulatory policies, in Tier 1 Renewable Chemical ITC areas in Trade Association for Commercial Property Assessed Clean Energy (C-PACE) approved states. XCF intends to regularly review its site selection criteria in concert with the evolving market dynamics, the unique and specific needs of each potential project, and frequent changes in local, state, and/or federal policies.

International Expansion

In June 2025, XCF announced the launch of a strategic international expansion strategy designed to accelerate the global adoption of SAF through capital-efficient, regionally tailored partnerships. The framework leverages XCF’s modular facility design, layout, and configuration, enabling partners to deploy SAF capacity rapidly, efficiently, and at scale. This model allows XCF to expand its global footprint while remaining capital-light and focused on execution.

On October 9, 2025, XCF entered into a binding term sheet with New Rise Australia Pty. Ltd. to establish the principal terms for a strategic licensing and development partnership in Australia. Under the agreement, New Rise Australia will receive an exclusive 15-year license, renewable in five-year increments based on performance milestones, to utilize XCF’s engineering designs, facility layouts, process configurations, and related intellectual property for the development of renewable fuel facilities focused on SAF and renewable diesel.

XCF will retain ownership of all intellectual property and hold a 12.5% non-dilutable equity interest in New Rise Australia, aligning long-term commercial interests. The arrangement provides for XCF to receive licensing fees equal to 12.5% of net profit achievement and to maintain board representation and participation rights in the governance of the partnership. The structure represents XCF’s first regional platform under its international expansion strategy and is intended to serve as a model for future licensing and development partnerships in other priority markets.

Competitive Strengths and Advantages: XCF’s Full Suite of Capabilities

In addition to New Rise Reno, XCF has three projects in the pipeline and intends to capitalize on an early mover advantage and strong regulatory and market tailwinds for sustainable fuels to become a leading producer of SAF in the United States. XCF has the opportunity to leverage repeatable site design, proven technologies, flexible and versatile feedstock requirements, and a variety of financing sources to build a strong foundation for realizing its planned growth model.

Early Mover Advantage

XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. The Company holds a strategic early-mover advantage with commercial production of SAF currently expected to begin as early as the first quarter of 2026, and a production facility design that can be replicated.

The current competitive landscape for SAF production facilities in North America is illustrated in the graphic below, which shows SAF production facilities that are currently operational (producing SAF), that are currently under construction, and that are proposed or under development (pre-construction).

Dimensional
NEXT
MONTANA RENEWABLES
66
NESTE
AEMETIS
Chevron
world energy
Dimensional
INDABA
Dimensional
gevo
ReadiFuels
LanzaJet
CVR Energy
CVR Energy
NACERO
VELOCYS
DIAMOND GREEN DIESEL
GRÖN
Chevron
LanzaJet
D FUELS
D FUELS
BRAYA
Map Legend
Status
Sites
Operational 6
Under Construction 6
Proposed / Under Development 18

Reliable, Proven Technologies

XCF uses a two-stage production process, combining feedstock pretreatment with the established hydrotreated esters and fatty acids (HEFA) pathway. The HEFA pathway is a process for refining vegetable oils, waste oils, or fats into SAF through hydroprocessing, which removes sulfur, oxygen, nitrogen and metals from the feedstock.

Pretreatment is a key stage of the production process in that it allows facilities to be feedstock agnostic. This flexibility allows XCF to react to changes in feedstock market conditions and de-risk the supply chain even in times of high volatility. Additionally, pretreated feedstocks support a longer catalyst life which results in less frequent shutdowns for catalyst changeout. A pretreatment stage is already in place at New Rise Reno. XCF intends to employ a pretreatment stage at each facility or, depending on realized expansion plans, develop a regional pretreatment hub for its feedstock.

There are multiple technology pathways to produce SAF approved by ASTM International (“ASTM”), a global organization that develops and provides standards for various industries and applications. ASTM is an international standards organization that produces standards for SAF, among other things. XCF uses the HEFA pathway, due to the lower capital costs, reliability, and the availability of feedstocks which are close in energy density to fossil fuels. HEFA, approved in June 2011, is a proven technology currently in use at multiple advanced biofuel refineries worldwide to produce SAF and renewable diesel. While SAF has multiple ASTM-approved pathways, HEFA-based SAF is the only product that is commercially available today.

XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. These feedstocks are hydroprocessed under the HEFA pathway to break apart the long chain of fatty acids and subsequently hydro-isomerized and hydrocracked. In this process, feedstock undergoes a hydrodeoxygenation process in which the removal of the oxygen atom from the reactant occurs in the presence of hydrogen. Then, the hydrocarbons are cracked and isomerized, a refining process that alters the fundamental arrangement of atoms in the molecule without adding or removing anything from the original material, to jet fuel chain length. The HEFA process is similar to that used for hydrotreated renewable diesel production, only with a more intense cracking of the longer chain carbon molecules. Airlines currently use SAF that is blended with fossil jet fuel. SAF that has not been blended with another fuel is referred to as “neat SAF” which represents the end product produced by our production facilities. Currently, there are no specific mandates as to the ratio of blended SAF that must be used by the aviation industry. XCF’s ability to sell blended SAF results in less neat SAF being sold on a per gallon basis leading to the ability to earn additional revenues on a per gallon basis. XCF has had discussions with potential offtake partners to provide Jet-A/SAF blends of 90/10 and 80/20. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50.

Hydrogenation is a key part of the SAF production process whereby a chemical reaction is created between molecular hydrogen and another element or compound. The proprietary hydrogenation technology we use is licensed by New Rise Reno from Axens North America, a wholly-owned subsidiary of IFPEN and one of the industry leaders in process and catalyst development with more than 3,000 industrial units under license. New Rise Reno and Axens entered into a perpetual license agreement on Axens technology enables versatile hydrotreatment, boosts yields, and facilitates longer catalyst life. In addition to the technology license, a guarantee agreement has also been executed. Axens’ technology is in place at New Rise Reno and XCF intends to obtain similar licenses from Axens to utilize Axens’ technology at future sites.

On December 9, 2020 New Rise Reno and Axens North America Inc. entered into a license agreement whereby New Rise Reno received the non-exclusive right to utilize Axens’ liquid full hydrotreating technology and related process thereto, in exchange for a one-time license fee of $1,050,000, consisting of: i) a project closing fee of $200,000, ii) a fee of $200,000 on project acceptance, which is not to exceed four years after the effective date of the agreement, iii) $350,000 after one-year of operation following the acceptance date, iv) $200,000 after two years of operation following the acceptance date, and v) 100,000 after three years of operation following the acceptance date. Under terms of the agreement, project acceptance is defined as the date that Axens has completed its performance tests, which includes inspection of the Axens unit to check conformity with the process design and reactor inspection. In addition, acceptance will be confirmed with an acceptance certificate issued between New Rise and Axens. To date, a total of $200,000 has been paid as part of the license agreement and acceptance criteria has not yet been met. The license agreement does not require royalties paid to Axens North America, Inc. The related license to use the Axens technology and process is effective so long as New Rise Reno continues to utilize the Axens process and the related hydrotreating equipment. The license agreement is non-transferrable except that it may be assigned to an affiliate or successor of the assigning party or upon written consent of the parties. Axens has the right to terminate the license agreement in the event of New Rise’s uncured breaches of the agreement, including failures to make payment, use of Axens’ intellectual property outside of the scope of the license and breaches of confidentiality obligations.

Production Process

Versatile Feedstock Base

Like New Rise Reno, XCF intends that future production facilities will also be feedstock agnostic. This attribute affords XCF the flexibility to utilize and/or shift to a variety of different low carbon intensity feedstocks due to the pretreatment technology and Axens hydrotreater technology in use at New Rise Reno and intended to be deployed at future sites.

The P66 Agreement includes the supply of feedstock and allows the Company to procure feedstock at spot-plus pricing. Currently, this agreement covers 100% of feedstock requirements for New Rise Reno and is the only supply agreement for feedstocks that XCF currently has in place. As we do not presently have other feedstock supply agreements in place, 100% of the current feedstock needs would be supplied by Phillips 66.

Commonly used feedstock sources for production of renewable fuels from triglycerides, an ester derived from glycerol and three fatty acids which are the main constituents of body fat in humans and other vertebrates, as well as vegetable fat, have been distillers corn oil (“DCO”), refined, bleached and deodorized soybean oil (“RBD SBO”), canola oil, and waste oils such as used cooking oil, yellow grease, and animal tallow (from meat processing). XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. XCF has used DCO, a byproduct of U.S. ethanol production, to produce SAF and uses crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. The Renewable Fuel Standard (RFS) program and Low Carbon Fuel Standard are major drivers for the demand for production of renewable fuels in the U.S. market which in turn leads to demand for feedstock resources. A summary of these feedstocks according to a July 2023 publication by Burns McDonnell titled, “Renewable Diesel Feedstocks: Considering Plant-and Animal-Based Options,” follows:

●	Animal Fats: The processing of animals produces approximately 10 million pounds of triglycerides as rendered animal fats annually. Historically, around one-third of these triglycerides are used in the human food chain and in consumer products while one-third is used in animal feed, and the final third, approximately 3.5 billion pounds, is used as a feedstock to produce renewable fuels.

●	Canola: In North American, roughly 1 billion bushels of canola are produced per year. While around ~40% of the crop is exported, approximately 60% is crushed in North America to produce canola meal and yielding around 3.3 billion pounds of oil. In 2022, the US Environmental Protection Agency (EPA) approved a pathway for canola as a feedstock for renewable fuel.

●	Corn: Approximately 14.5 billion bushels of corn are produced in the US and Canada annually making it the largest available source of triglycerides. A 56-pound bushel of corn can yield approximately 2 pounds of oil, indicating a potential volume of 29 billion pounds of corn oil available in the market. Per the USDA, roughly 40% of corn is processed into ethanol and is mixed into renewable fuels today. New Rise previously used 100% DCO for renewable diesel production due to the availability, economical price point, and higher purity than other fats, oils, and greases currently on the market today.

●	Soybean: There are approximately 4.8 billion bushels of soybeans produced in the US and Canada annually. Around 50% of this production is utilized domestically while the remaining volume is exported as whole beans. Soybeans which are utilized domestically are crushed to produce soybean meal for livestock use and soybean oil. A 60-pound bushel of soybeans can yield approximately 12 pounds of soybean oil. Approximately 60% of the oil is used in food and industrial applications while approximately 40% of the oil produced, around 11 billion pounds, is used in the production of renewable fuels. New crush capacity under construction in the U.S. is expected to increase the percentage of soybeans used domestically which is intended to result in the availability of additional supply to support growth in the demand for oil to produce renewable fuels.

●	Waste Oils: Waste oils, referred to as recycled or mixed oils in the referenced Burns McDonnell publication, used as feedstocks for renewable fuel production include lower-quality fats and oils such as used cooking oil, yellow grease, and other rendered products. These products may have higher concentrations of triglyceride degradation, such as free fatty acids, ketones and aldehydes or other materials identified as moisture, insoluble and unsaponifiables. While these properties limit some commercial uses for these triglycerides, as recovered co-products, they have low carbon intensity which makes them attractive as feedstocks for the production of renewable fuels.

As part of its long-term strategy, XCF intends to build an integrated business model that includes feedstock supply and delivery to its plants; XCF has identified strategic partnerships to facilitate this objective. Through vertical integration, XCF believes that it can position itself to secure a reliable source of sustainable non-food feedstock volumes at competitive pricing. By working with strategic partnerships, XCF expects to have the ability to purchase non-food feedstock crops, farm-direct and partner with underutilized crush facilities and/or expand collection networks for used cooking oil and other waste and by-product oils. These initiatives are intended to both reduce the overall feedstock cost to XCF’s production facilities and ensure reliable supply as competition for feedstocks increases in the coming years.

Financing

Government sponsored loans, grants, and other programs are part of a regulatory environment that supports the development of SAF facilities and continued adoption of SAF by the aviation industry. Management has identified various government-sponsored programs which may provide lower-cost financing and tax credits for some XCF facilities. Management is also actively engaged in discussions with multiple potential investors regarding capital needed for the conversion of existing production facilities to SAF production and construction and conversions of additional productions facilities. We intend to identify and apply for multiple financing options for these facilities, which includes grants, loans and other financing arrangements available from the U.S. Department of Energy, U.S. Department of Agriculture, the Federal Aviation Administration, the Trade Association for Commercial Property Assessed Clean Energy (C-PACE), and the Florida PACE Funding Agency, amongst others.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of October 17, 2025, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,788, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,746, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF issued 4,000,000 shares of XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the shares for resale. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $2,200,000. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $1,700,000 and interest payable of approximately $500,000 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,

●	The imposition of penalty interest rates or fees,

●	Restrictions on the Company’s ability to access future financing, and

●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

XCF Operations and Management

XCF uses a combination of internal management and third-party service providers to manage the business and plant operations and may make changes to its operations management model from time to time depending on business conditions. Management is primarily responsible for feedstock acquisitions, off-take agreements, growth and acquisition strategy, execution of current business plans, financing of existing and future projects, day-to-day plant operations and maintenance, and management of third-party service providers. Third-party service providers will be utilized for EPC services, however the company may elect to engage third-party service providers to manage the day-to-day plant operations and maintenance of future sites.

Encore

Encore is one of the EPC companies that was subcontracted to build New Rise Reno. Encore managed the conversion of New Rise Reno to SAF production. Encore is 100% controlled by Randy Soule, who is currently our majority shareholder.

Encore will be responsible for:

●	Procurement and installation of new equipment as it relates to construction projects;

●	Procurement of all structural materials, instruments, controls and programming for plant construction;

●	Infrastructure expansion and procurement of related equipment; and

●	Overall project management for related construction projects.

XCF also intends to enter into EPC contracts with Encore to provide similar services for the construction or conversion of New Rise Reno 2, Fort Myers, and Wilson.

Orion Plant Services, Inc.

In February 2024, we signed an operations and maintenance agreement with Orion Plant Services, Inc. (“Orion”). Orion’s responsibilities included:

●	Monitoring and operating the production facility;

●	Monitoring and troubleshooting any mechanical or electrical issues and taking necessary corrective actions;

●	On-site training to its employees;

●	Plant performance and improvement plans;

●	Health and safety compliance;

●	Overall project management and control; and

●	Development of training and facility procedures as it relates to facility setup, hiring and training, tank farm and rail yard, utilities, hydrotreater, facility commissioning and maintenance programs.

In Q4 2024, New Rise Reno terminated its agreement with Orion and directly hired the employees rather than utilize the service provider. New Rise Reno currently manages the day-to-day operations and maintenance at the New Rise Reno facility.

Market Environment

Transportation and Greenhouse Gas Emissions

The transportation sector has been identified as a leading contributor of greenhouse gas emissions in the United States for the last three decades. The “Inventory of U.S. Greenhouse Gas Emissions and Sinks (Inventory)” is an annual report published by the EPA which tracks U.S. greenhouse gas emissions and sinks by source, economic sector, and greenhouse gas going back to 1990. Additionally, the EPA uses the Greenhouse Gas Reporting Program (GHGRP) which requires reporting of greenhouse gas data and other relevant information from large GHG emission sources, fuel and industrial gas suppliers, and CO2 injection sites in the United States; reported data is made available in October of each year.

The gasses covered by the Inventory include carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride, and nitrogen trifluoride. The national greenhouse gas inventory is submitted to the United Nations in accordance with the Framework Convention on Climate Change. According to this report, the primary sources of greenhouse gas emissions by economic sector in the U.S. are:

Transportation (28.5%) – The transportation sector generates the largest share of greenhouse gas emissions. Greenhouse gas emissions from transportation primarily come from burning fossil fuel for cars, trucks, ships, trains, and planes. Over 94% of the fuel used for transportation is petroleum based, which includes primarily gasoline and diesel.

Electricity production (25.0%) – Electric power generates the second largest share of greenhouse gas emissions and includes emissions from electricity production used by other end use sectors. In 2022, 59% of electricity was produced from burning fossil fuels, mostly coal and natural gas.

Industry (23.0%) – Greenhouse gas emissions from industry primarily come from burning fossil fuels for energy, as well as greenhouse gas emissions from certain chemical reactions necessary to produce goods from raw materials. If emissions from electricity use are allocated to the industrial end-use sector, industrial activities account for a much larger share (~30%) of the U.S.’s greenhouse gas emissions.

Market Opportunity and Demand for Renewable Fuels

The market for renewable fuels is nascent but growing, though energy use in the industry is still dominated by liquid transportation fuels derived from fossil, carbon-based raw materials. Through a combination of loan and grant programs and tax incentives, state and federal government organizations have taken the lead in stimulating the demand for and adoption of SAF providing significant tailwinds for both SAF supply and demand, driving a need for new plants and increased production. The transportation industry has responded by seeking sustainable fuel alternatives and making commitments for incorporating SAF into their fuel programs with key milestones in 2030 and 2050.

According to the U.S. Energy Information Administration (“EIA”), in 2023, petroleum products accounted for approximately 89% of total U.S. transportation sector energy use. Biofuels contributed approximately 6%, most of which were blended with petroleum fuels (gasoline, diesel fuel, and jet fuel). Gasoline, accounting for 52% of transportation energy use, is the dominant transportation fuel in the United States, followed by distillate fuels (mostly diesel fuel) at 22% and jet fuel at 12%.

As various industry bodies and governmental agencies have announced aspirational decarbonization targets by 2050, XCF believes that market and political sentiment will continue to shift in favor of sustainability, significantly altering the mix of fuel consumption in favor of renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

The renewable fuels that XCF will produce at its facilities are designed to meet the EPA’s Renewable Fuel Standard (RFS), which requires a minimum volume of transportation fuels sold in the U.S. to contain renewable fuel to help reduce greenhouse gas emissions. The final volume requirements under the EPA’s RFS are set forth below. On July 1, 2022, the EPA issued final Renewable Fuel Volume Requirements for calendar years 2020, 2021, and 2022. On June 21, 2023, the EPA announced a final rule to establish RFS volumes for 2023, 2024, and 2025. The EPA Administrator has the discretion to determine the volume amounts for all fuel categories starting in 2023. These volume mandates drive demand for renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

	Renewable Fuel Volume Requirements 2020-2025
	(billion RINs)
Year	2020	2021	2022	2023	2024	2025
Cellulosic Biofuel	0.51	0.56	0.63	0.84	1.09	1.38
Biomass-Based DieselA	2.43	2.43	2.76	2.82	3.04	3.35
Advanced Biofuel	4.63	5.05	5.63	5.94	6.54	7.33
Renewable Fuel	17.13	18.84	20.63	20.94	21.54	22.33

A	Biomass-Based Diesel is given in billion gallons

The market for renewable fuels is also driven by the adoption of low-carbon fuel standards in certain states and Canadian provinces. Low-carbon fuel standards programs establish levels of carbon intensity for transportation fuels and requires fuel providers to demonstrate that the volume and type of fuel they supply for use in that state or province meets the carbon intensity level or standard that is established for that year. Businesses such as XCF that create cleaner fuels will generate credits that can be sold to fuel users who must offset deficits.

The SAF Opportunity

According to the IEA, in 2023, aviation accounted for 2.5% of global energy-related CO2 emissions, having grown faster in recent decades than rail, road or shipping. While aviation has gradually become less energy intensive on a passenger per mile basis as aircraft have become more efficient, efficiency gains can only go so far toward reaching climate goals. SAF allows for the decarbonization of the fuel without requiring changes to the aircraft technology or other aviation related infrastructure. According to the IATA, SAF could contribute around 65% of the reduction in emissions needed by aviation to reach net zero CO2 emissions by 2050.

Commercial aviation has developed largely due to the relatively high energy per unit mass of traditional fossil-based jet fuel, which can power planes for the necessary durations and distances without adding unmanageable weight. To date, no other traditional energy source has proved a viable substitute.

However, recent engineering of SAF has produced a sustainable alternative chemically similar to traditional jet fuel which achieves the energy density required to power large aircraft. This makes SAF a drop-in fuel, in that it seamlessly integrates with existing aviation infrastructure without the need for modification and is easily blended with or used in place of traditional Jet-A. While there is no mandated or established industry standard for the blend rate, the maximum Jet-A and SAF blend ratio is up to 50/50 (fossil jet fuel: neat SAF). We have the ability to deliver neat SAF but we expect offtake partners to require a ratio of blended SAF. Notably, regulatory intervention or the establishment of a common blend standard could impact the Company’s financial outlook. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50. As SAF is produced from sustainable feedstocks, using SAF could drive significant reductions in carbon emissions.

Due to SAF’s promise as a viable substitute for fossil-based jet fuels, in 2021 the U.S. Department of Energy (DOE), the U.S. Department of Transportation (DOT), the U.S. Department of Agriculture (USDA), and other federal government agencies announced the Sustainable Aviation Fuel Grand Challenge, as part of a comprehensive strategy for scaling up new technologies to produce SAF on a commercial scale. The Challenge aims to expand domestic consumption of SAF to 3 billion gallons per year by 2030 and 35 billion gallons per year by 2050 – projected 100% of aviation fuel demand – while achieving at least a 50% reduction in lifecycle greenhouse gas emissions. Recent EPA data shows that approximately 5 million gallons of SAF were consumed in 2021 and over 14 million gallons in 2022. According to the Sustainable Aviation Fuel Market Outlook (June 2024 update) by SkyRNG, SAF capacity announcements to date in the US are expected to produce 2.2 billion gallons SAF by 2030 leaving a potential shortfall of around 800 million gallons of SAF for achieving the 2030 milestone.

As this has propelled sustainability into key focus for the airline industry, multiple airlines around the world have announced near- and medium-term goals for adopting SAF for use in meeting their sustainability targets as it relates to reducing greenhouse gas emissions. In September 2025, the oneworld Alliance and member airlines, in partnership with Breakthrough Energy Ventures (BEV) announced the launch of a new investment fund that seeks to accelerate the global development of long-term aviation fuel solutions that are cost effective, scalable and have lower emissions than conventional fuels as part of its commitment to achieve net-zero carbon emissions by 2050. According to IATA, in 2024, SAF accounted for 0.3% of global jet fuel production though many airlines have a target of 10% by 2030; the SAF Grand Challenge’s goal of net zero by 2050 relies on SAF accounting for 65% of fuel. In the European Union (“EU”), rules will require fuel suppliers to ensure that 2% of fuel made available at EU airports is SAF in 2025, rising to 6% in 2030, 20% in 2035, and gradually to 70% in 2050.

The mission of The Sustainable Aviation Buyers Alliance (“SABA”) is to accelerate the path to net-zero aviation by driving investment in high-integrity SAF, catalyzing new SAF production, technological innovation, and supporting member engagement in policy-making efforts. Spearheaded by RMI and Environmental Defense Fund (EDF) and supported by its founding companies, the SABA aims to accelerate the path to net zero aviation by driving investment in and adoption of SAF, which could substantially reduce emissions from air travel.

In late 2022, ICAO member states adopted a long-term global aspirational goal (LTAG) to achieve net zero carbon emissions from international aviation by 2050. The agreement aims to reduce emissions within the sector itself (i.e. directly from aviation activity, as opposed to via offsetting emissions through purchase of credits). Although it remains non-binding and lacks intermediate goals, member state governments are expected to produce action plans within their own national timeframe and capabilities.

According to IATA, airlines will need 500 million tons (~165 billion gallons) of SAF annually by 2050, encompassing both biomass and power-to-liquid sources, to achieve net zero carbon emissions. IATA reported that 2024 SAF production reached 1 million tons (~330 million gallons) of SAF, requiring an approximately 27% annual growth rate to meet the 2050 target. Given the potential for even more countries to announce targets or for blending to occur even in countries without targets in place, this estimated growth requirement could be conservative.

Blended SAF, which is a blend of traditional Jet-A fuel and SAF, is used by airlines around the world as an alternative fuel option to traditional 100% Jet-A fuel for the purpose of reducing greenhouse gas emissions as described above. Airlines have taken meaningful steps to incorporate SAF into their fuel purchasing programs. According to the ICAO, in 2023 alone there were 28 agreements totaling 3.1 billion gallons (11.58 billion liters) signed by major airlines around the world. At the virtual AFI Sustainable Aviation Fuel Workshop held on April 12, 2022, the IATA shared the following estimates for the evolution of SAF between 2016 and 2025.

SAF: Industry Evolution Estimates

450K Flights

2016: 500 flights
2025: 2 million flights

33M+ Gallons Per Year

2016: 2M gallons
2025: 1.3B gallons

38 Countries with SAF Policies

2016: 2 countries
2025: Potential Global Agreement

70% Avg. CO_2 Reduction

2016: ~60%
2025: ~80%

$17B in Forward Purchase

2016: $2.5 billion
2025: >$30 billion

7 Technical Pathways

2016: 4 pathways
2025:11 pathways

XCF’s Products

XCF intends to sell renewable fuels such as SAF, renewable diesel, and renewable naphtha.

●	Fossil jet fuel – refers to conventional jet fuel and is known as Jet-A under ASTM 1655.

●	Neat SAF – is an umbrella term that refers to multiple synthetic jet products meeting ASTM Standard D7566. Commonly known production pathways include alcohol to jet (AtJ), Fischer-Tropsch (FT), and hydroprocessed esters and fatty acids (HEFA), which all produce synthetic paraffinic kerosene (SPK). These “neat SAF” pathways are where greatest emissions reductions are found.

●	Blended SAF (or what many simply call SAF) – refers to a blended, finished fuel containing a blend of neat SAF and Jet-A that meets ASTM Standard 1655. Neat SAF has a lower CI than Jet-A, thus lowering the overall CI of the fuel. Airlines currently utilize blended SAF at ratios of 90/10 or 80/20 (Jet-A : neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

●	Renewable Diesel (RD) - refers to a drop-in diesel fuel produced from renewable feedstocks such as waste oils, animal fats, and agricultural residues through processes like hydrotreating. Renewable diesel is chemically identical to conventional petroleum-based diesel and meets ASTM Standard D975. Unlike biodiesel (which is blended with petroleum diesel under ASTM D6751), renewable diesel can be used as a direct substitute for fossil diesel in existing engines and infrastructure without blending limits.

●	Renewable Naphtha – a byproduct of the production process for SAF and renewable diesel that is chemically similar to petroleum-derived naphtha and can be used as a blending component in gasoline or as a feedstock for producing renewable chemicals, plastics, and hydrogen.

Under the P66 Agreement, Phillips 66 shall purchase 100% of the neat SAF, renewable diesel, and renewable naphtha produced at New Rise Reno. The P66 Agreement permits New Rise Reno to continue to engage in sales and business development activities. To the extent that we develop new sales with FBOs or airlines directly, we may be required to deliver blended SAF which is ready for in-flight use. Although the blended SAF ratio can be 10% to 50% compared to conventional jet fuel, XCF would benefit from a higher revenue per gallon on a neat SAF basis due to differences in the amount of SAF used in the end product. Phillips 66, under the terms of the P66 Agreement, will provide the blending and logistics services for these third-party customers.

Competitive Environment

Our current competitors primarily consist of:

●	Traditional fossil fuel refiners that are diversifying their product mix and/or transitioning to a renewable energy-led product portfolio,

●	Technology-driven companies who are pioneering various new pathways for SAF, and

●	Production-focused companies which license hydrotreating technology and excel in bringing sites online efficiently and marketing SAF.

The current competitive environment in North America includes approximately 30 competitor production facilities, of which six are operational sites, six are under construction, and 18 sites have been proposed or are under development and slated to come online by the end of 2030 or after. As sites take several years from development to first production, it is expected that this competitive set is representative of how the market will evolve until approximately 2030. XCF has a project pipeline that includes a new site, New Rise Reno 2, which is expected to come online in 2028, giving it an early mover advantage over the majority of the competition and the opportunity to bring more supply to market as demand increases in the coming years.

A brief overview of the businesses we currently believe to be our material competitors follows. These producers compete in the drop-in renewable fuels market and may produce products in addition to SAF such as renewable diesel. Competitors businesses do not represent a direct comparison to XCF whose business model currently focuses on SAF production utilizing the HEFA pathway. Some producers may be developing new technologies and are not yet producing renewable fuels at commercial scale or may also have traditional refinery as a core business. A brief overview of the SAF or renewable diesel production of the competitors includes.

Gevo, Inc. (GEVO): Gevo produces SAF, renewable diesel, animal feed, and other low-carbon, bio-based raw materials. According to the company’s website, the expected annual production output of Gevo’s ATJ60 facility in Lake Preston, South Dakota is 60 million gallons per year of liquid hydrocarbons in the form of jet fuel and renewable gasoline. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

LanzaJet, Inc.: LanzaJet, a subsidiary of LanzaTech, Inc. (LNZA), intends to produce low-carbon sustainable aviation fuel and renewable diesel through its alcohol-to-jet (ATJ) technology. According to the company’s website, their Freedom Pines ATJ facility completed construction in January 2024. The facility has nameplate capacity of 10 million gallons per year and is expected to come online in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Montana Renewables, LLC: Montana Renewables, a subsidiary of Calumet, Inc. (CLMT), is a producer of SAF, renewable diesel, and renewable naphtha. According to the company’s website, annual production capacity for SAF is around 30 million gallons per year. In January 2025, the company was awarded a $1.44Bn DOE loan to fund expansion of its facility to an expected 300 million gallons per year; the facility is expected to run at approximately 50% capacity in 2026. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Neste Ovi (NESTE.HE): Neste claims to be the world’s leading producer of renewable diesel and SAF and a forerunner in providing renewable feedstock solutions. In addition to renewable diesel and SAF, Neste produces a variety of other products. According to the company’s website, output of global SAF production is expected to reach 1.5 million tons in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

There are several key factors which drive competition, namely price, production capacity, and location. As all neat SAF must meet ASTM D7566 standards, quality is less of a competitive advantage. In the future, however, as new pathways become commercially viable, fuels which have lower CI scores may become available which could serve as a competitive advantage.

SAF companies compete with other renewable fuels companies for feedstock. As the demand for SAF and other renewable fuels grows in the coming years, access to a reliable supply of feedstock at a suitable price will likely become a key driver of success.

U.S. Federal Income Tax Credits

In addition to grants and loans, the United States federal government incentivizes the production of low-carbon transportation fuel and sustainable aviation fuel through production tax credits (that can be used against income tax liabilities) pursuant to sections 40A, 40B, 6426, and 45Z (collectively, the “Tax Credits”) of the Code. Tax credits available under Code sections 40A and 40B expired at the end of 2024, and tax credits under Code section 45Z are available from 2025 through 2029 as extended under the One Big Beautiful Bill Act.

The Tax Credits are a key part of an energy policy environment that supports the development and production of sustainable aviation and transportation fuel facilities. The Tax Credits can be monetized in various ways, including certain refundable provisions through the end of 2024, and from 2025 through 2029, through tax equity financings or the sale of Tax Credits to certain purchasers. With respect to those facilities eligible for Tax Credits in the years in which such credits are available (and, as relevant, for years in which the Tax Credits are extended through Congressional action), the Company intends to monetize all available Tax Credits in an efficient manner to support the development, construction, and ongoing operation of low-carbon transportation and sustainable aviation fuel facilities. In certain instances, depending on the manner in which the Company monetizes Tax Credits, the Company may retain certain tax attributes associated with its facilities, including depreciation, that can provide cashflow and timing benefits with respect to the Company’s federal income tax liabilities.

Clean Fuel Production Tax Credit (45Z Credit) / Blenders and Renewable Diesel Tax Credit (40B /40A)

The Tax Credits provide up to a $1 per gallon production tax credit for low-carbon transportation fuels and $1.75 per gallon tax credit for SAF, indexed annually for inflation, currently scheduled to expire at the end of 2029.

The 45Z Credit is available from January 1, 2025 until December 31, 2029, as extended under the One Big Beautiful Bill Act. The value of each credit increases inversely relative to the reduction in the fuel’s carbon intensity, measured in kilograms of CO2e per mmBTU. Specifically, the value of the 45Z Credit begins with a baseline assumption that fuels have a maximum carbon intensity of 50 kilograms of CO2e per mmBTU, and as that intensity approaches zero, the value of the credit increases, up to a certain cap, indexed for inflation. For transportation fuels, the maximum 45Z Credit value is $1/gallon, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with). This $1/gallon value is in part determined using the Greenhouse Gases, Regulated Emissions, and Energy Use in Transportation (“GREET”) model. The GREET model is a tool that assesses a range of lifecycle energy, emissions, and environmental impact challenges and that can be used to guide decision-making, research and development, and regulations related to transportation and the energy sector. In its SAF application, the GREET model is used for determining carbon intensity, for which the Treasury Department is obligated to publish tabular data taxpayers can rely upon for substantiating their CI scores. For SAF, the maximum 45Z Credit value is $1.75/gallon until the end of 2025 and $1.00/gallon until the end of 2029, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with), using the Carbon Offsetting and Reduction Scheme for International Aviation, which has been adopted by the International Civil Aviation Organization (“CORSIA”) model (or a similar model under the federal government’s Clean Air Act). For both transportation fuels and SAF, failure of the company to comply with prevailing wage and apprenticeship requirements results in an 80% reduction in the 45Z Credit value.

The GREET model is subject to change on a periodic basis, and while the 45Z Credit statutory language requires the publication of carbon intensity tables for transportation fuels, there is uncertainty as to the version of GREET those tables will refer to, or how the tables will vary over time, including during the credit period. Accordingly, there is a risk the 45Z Credit values will fluctuate during the credit period, and that the Company may not be able to permanently rely on a version of carbon intensity tables in a GREET model. This may result in uncertainty as to financing a project and measuring the magnitude of tax credits that the Company can monetize. In addition, the market for SAF is currently developing, and models under CORSIA or other federally allowable rules are in a state of flux. Moreover, the Section 45Z statute does not provide for SAF tables, suggesting taxpayers will be required to develop their own computations. Finally, while the Section 45Z statute requires tables to be published for transportation fuels, there is no such requirement for SAF. Accordingly, there is uncertainty as to transportation fuel credit values for purposes of Code section 45Z. Similarly, for other Fuels Credits, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the Fuels Credit value for any given tax year.

The fuels tax credits under Code sections 40A and 40B (together, “40 Credits”), respectively, provided for $1.00 per gallon for certain biodiesel fuels and $1.25 per gallon production tax credit for SAF. The 40 Credits expired on December 31, 2024. The Fuels Credit under Code section 40B requires that the SAF produced, discounting that portion which is kerosene, have a GHG reduction percentage of at least 50%. In contrast, the Fuels Credit under Code section 40A does not consider lifecycle GHG and accounting for the carbon intensity score of fuel to determine the maximum credit achievable per gallon of fuel produced. Additionally, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the 40 Credits value for any given tax year. The 40 Credits expired at the end of 2024 and were replaced with the 45Z Credit.

In addition to federal income tax incentives, the Company intends to manage its operations to qualify for additional federal and state regulatory incentives as described below.

Renewable Fuel Standard (RFS)

The Renewable Fuel Standard (RFS) program was developed under the Energy Policy Act of 2005 as an amendment to the Clean Air Act (CAA) of 1970. The Energy Independence and Security Act (EISA) of 2007 expanded the RFS program to reduce greenhouse gas (GHG) emissions by expanding the use of renewable fuels. The RFS is a national policy governed by the United States Environmental Protection Agency (EPA) in consultations with the U.S. Department of Agriculture (USDA) and the Department of Energy (DOE). The program demands a specific volume of renewable fuel to substitute traditional petroleum-based fuel for transportation.

To satisfy the requirements of the RFS program, refiners or importers of petroleum fuels must either blend in sufficient volumes of renewable fuels or obtain Renewable Identification Numbers (RINs) to meet the EPA’s Renewable Volume Obligation (RVO). Each refiner’s or importer’s RVO is calculated by the EPA annually based on the CAA volume projections of gasoline and diesel production for the year. The RVO is the volume a refiner or importer is obligated to sell based on the company’s total fuel sale.

To generate RINs, a fuel producer needs to maintain significant data on the feedstock used to create the fuel. RINs are generated once a producer generates a gallon of renewable fuel. In relation to SAF, once a renewable fuel source is blended with a non-renewable medium at a blender, the RIN credit can be separated and sold to others or claimed by the blender if it has an RVO. Qualifying renewable fuels are required to achieve reduction in GHG commissions compared to a petroleum-baseline metric from 2005 mandated by the EISA, although facilities producing fuel before 2007 are not required to meet the GHG emissions reductions specified to generate RINs (the class of RINs these facilities qualify for, however, is typically less valuable than the RINs we anticipate our fuels will generate). XCF currently anticipates that its fuels will qualify to generate RINs specific to biomass-based diesel, and/or cellulosic biodiesels (both would also qualify for the broader category of “renewable fuels”).

The price of RIN credits is not fixed, but variable, depending on supply and demand dynamics. Demand for RINs is dependent upon the RVO requirements set forth by the EPA, while supply is based on output of renewable fuel producers, which respond to costs of production. RINs are frequently traded, with prices reflecting these dynamics.

With the rise in global demand for non-food feedstocks, XCF expects to see an increase in the cost of SAF per gallon, which, XCF believes, will directly raise the prices of RINs for sale.

On the other hand, EPA’s latest RFS rules—announced in June of 2023—set annual volume requirements for 2023-2025 below biofuel production trends, which would apply downward pressure on the prices of RINs. The limits set by the EPA in future years could also affect the financial model with respect to price of RINs.

Low Carbon Fuel Standard (LCFS)

Like the RFS program, the LCFS tax credit focuses on decreasing the carbon intensity of California’s transportation fuel and providing an increase in lower-carbon fuel alternatives to improve the quality of air. The LCFS program was initiated in 2009 by the California Air Resource Board (CARB) and implemented in 2011. The program was amended and readopted in 2016 to address procedural changes to its adoption process. CARB approved additional amendments in 2018 which strengthen the carbon-intensity (CI) benchmarks through 2030, aligning with California’s 2030 GHG reduction target. The current LCFS regulation imposes a standard 20% CI decline starting 2030. In December 2023, CARB proposed revisions to the LCFS regulation that will impose more stringent CI benchmarks and tighten rules around eligibility of certain projects to generate LCFS credits. The LCFS allows for a lifecycle assessment of fuels by measuring the GHG emissions associated with the production, transportation and use of the fuel. CI scores measure both the direct and indirect effects of crop-based biofuels. Each CI represents grams of carbon dioxide equivalents per megajoule (gCO2e/MJ). The CI score of each low-carbon fuel is compared to the declining CI benchmark for each year. Low-carbon fuels below the designated benchmark generate a credit while fuels above generate a deficit. XCF, being a provider of transportation fuel, must demonstrate that the mix of fuels delivered to California is compliant with the LCFS standards on an annual basis. XCF can utilize a variety of feedstocks including but not limited to corn, soybean, and used cooking oils which generates a lower CI score in comparison to traditional petroleum-based fuels. The CI benchmark score fluctuates annually, and fuel providers must meet the benchmark accordingly. For compliance purposes, a deficit generator indicates the number of credits acquired is greater than or equal to the number of deficits accumulated. According to the LCFS data dashboard, $2 billion worth of credit transactions were accounted for in 2018. To expand low-carbon initiatives, the LCFS program is planning to create a Pacific-Coast collaborative with Washington, Oregon, and British Colombia. The trickle-down effect of the LCFS credit is sparking interest for similar programs in other regions of the world such as Brazil and Canada.

To monetize this credit, LCFS is tracked quarterly via CI scores. Once credits are calculated, the credits undergo a verification process post credit generation. Thus, fuel producers and blenders must maintain transaction logs to maintain compliance with LCFS standards for fuel pathway-based crediting. The 52-week High-Low for Type 1 LCFS Credits as of May 2025 was $0.28 – 1.65 per gallon.

Intellectual Property

XCF does not currently own any intellectual property material to its operations, and instead plans to license existing technologies for the operations of its plants. Currently, New Rise licenses Axens’ proprietary hydrogenation technology in renewable fuels production at New Rise Reno. XCF intends to obtain similar licenses from Axens to utilize this technology at future sites.

Regulatory Matters – Environmental and Compliance

As a refiner of biofuels, XCF will be subject to federal, state and local environmental laws, regulations and permit conditions, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. Environmental laws and regulations may, among other things:

●	Require the installation of pollution control equipment;

●	Restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with SAF, or other production activities; and

●	Require preparation of an environmental assessment or an environmental impact statement.

These laws, regulations and permits impose legal obligations that are applicable to the operations of our facilities and may sometimes require us to incur significant human resources and capital costs to remain compliant with existing regulations or conform to new ones. Environmental laws and regulations change over time, and any such changes, more vigorous enforcement policies, or the discovery of currently unknown conditions may require substantial expenditures to rectify and conform. Regulations and the compliance of such regulations may also require us to make operational changes to limit actual or potential impacts to the environment; such changes could have a material impact on our ability to produce fuels to previously realized specifications or volumes. A violation of these laws, regulations, permits or license conditions could result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns.

New laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can result in increased future investments in environmental controls at our facilities which cannot be estimated now. Present and future environmental laws and regulations applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions could all require us to make substantial expenditures which could materially impact the company.

Site Development

In connection with the conversion of New Rise Reno to a SAF facility, and the build-outs of New Rise Reno 2, Fort Myers and Wilson, as well as any new site development projects, XCF is required to obtain various permits from government bodies to commence new construction or the conversion of existing sites. We cannot be assured such permits will be received. Regulators could make demands that increase our construction costs which might force us to obtain additional financing. Permit conditions could also restrict or limit the extent of our intended site development initiatives. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits required for constructing a new SAF facility or complete the retrofit of a biodiesel plant. Failure to obtain and comply with all applicable permits and licenses could disrupt site development initiatives by postponing, delaying, and/or halting our construction and could subject us to future claims.

New Rise Reno has received occupancy and operating permits for its buildings and facilities.

Operations

As XCF is a producer and operator of renewable fuels production facilities, various permits from government bodies are required for SAF production and operation of the SAF production facilities, and we cannot be assured such permits will be received. As a condition to granting the permits necessary for operating our facilities, regulators could make demands that increase our operations costs, which might force us to obtain additional financing or render our SAF product non-competitive. Permit conditions could also restrict or limit the extent of our operations. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits to operate a SAF plant and engage in SAF production. Failure to obtain and comply with all applicable permits and licenses could halt production. XCF will be required to be compliant with regulations relating to: Air Emissions, Water Discharge, Contamination, and Spills or Releases of Hazardous Materials.

Air Emissions

Our air emissions are subject to the Clean Air Act (“CAA”), the CAA Amendments of 1990 and similar state and local laws and associated regulations. Under the CAA, the. Environmental Protection Agency (“EPA”) has promulgated National Emissions Standards for Hazardous Air Pollutants (“NESHAP”), which could apply to our facilities if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we might still be required to come into compliance with another NESHAP at some future time. New or expanded facilities might be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold.

In addition to the costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Direct impacts may occur through the CAA’s permitting requirements and/or emission control and monitoring requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain regulated substances. Some or all of the regulations promulgated pursuant to the CAA, or any future promulgations of regulations, may require the installation of controls or changes to the facilities to maintain compliance. The cost to implement new controls, equipment, or changes to operations could be substantial.

New Rise Reno has a Class II Operating Air Quality Permit issued by Bureau of Air Pollution Control under the Nevada Department of Conservation and Natural Resources as it relates to the production of renewable diesel. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CAA and will need to comply with any CAA requirements with respect thereto.

Water Discharge

The facilities that XCF will operate will be subject to requirements under the Federal Water Pollution Control Act of 1972, as amended, also known as the federal Clean Water Act (“CWA”), and analogous state laws impose restrictions and stringent controls on the discharge of pollutants into the water affect our business. Such discharges are prohibited, except in accordance with the terms of a permit issued by the EPA or the appropriate state agencies. Any unpermitted release of pollutants could result in penalties, as well as significant remedial obligations. Notably, laws and their implementing regulations are subject to change and there can be no assurance that such future costs will not be material.

New Rise Reno currently has a general permit for stormwater discharges associated with industrial activity issued by the State of Nevada, Division of Environmental Protection. As additional facilities are brought online, we will be required to comply with the CWA. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CWA and will need to obtain associated permits for water discharges as part of the build-outs and ongoing operations of the related plants.

Contamination

XCF may also be subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous wastes. If significant contamination is identified at our properties in the future, costs to investigate and remediate this contamination and costs to investigate or remediate associated damage could be significant. If any of these sites are subject to investigation and/or remediation requirements, we may be strictly and jointly and severally responsible under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Emergency Planning and Community Right-to-Know Act (“EPCRA”), or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damage to natural resources. XCF may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any such material contamination or third-party claims at New Rise, Fort Myers, or Wilson. Based on our current assessment of the environmental and regulatory risks, we have not accrued any amounts for environmental matters as of September 30, 2024 at the aforementioned sites. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could materially adversely impact our results of operation or financial condition. As additional production facilities are brought online, we will be required to comply with related contamination rules.

Spills or Releases of Hazardous Materials

Our operations involve the storage, handling, transport and disposal of bulk materials, some of which contain oil, contaminants and other regulated substances. The production and transportation of our products may result in spills or releases of hazardous substances, which could result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damage to natural resources. The response to such events is governed by the EPCRA which requires facilities to report the storage, use, and release of hazardous chemicals to federal, state, and local governments and Section 103 of the CERCLA which mandates immediate reporting of releases of hazardous substances exceeding reportable quantities to the National Response Center (“NRC”).

New Rise Reno has a Site Pollution Incident Legal Liability insurance policy which provides coverage against some liabilities that result from spills. Additionally, New Rise Reno’s general and umbrella liability policy coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. XCF, itself, does not carry environmental insurance. XCF believes that its insurance is adequate for the industry, but losses could occur for uninsurable or uninsured risks or in amounts exceeding existing insurance coverage. The occurrence of events which result in significant personal injury or damage to XCF’s property, natural resources or third parties that is not covered by insurance could have a material adverse impact on the results of our operation and financial condition. We are not aware of any such material spills or releases of hazardous substances that have resulted in government or third-party claims at New Rise, Fort Myers, or Wilson.

Properties

New Rise Reno is our flagship production facility. New Rise leases the land on which the New Rise Reno facilities are located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain GL XXVIII, LLC, as the landlord and New Rise Renewables Reno, LLC, as the tenant. The land was acquired by Twain GL XXVIII, LLC from New Rise Renewables Reno, LLC pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain GL XXVIII, LLC, as the buyer and New Rise Renewables Reno, LLC, as the seller. New Rise Renewables Reno, LLC is a wholly-owned subsidiary of New Rise Renewables. The material equipment, fixtures, buildings and improvements attached or affixed to the land are owned by New Rise Renewables and New Rise Renewables Reno, LLC. The purchase price for the land acquisition under the Purchase and Sale Agreement was $2,800,000. New Rise Renewables Reno, LLC’s obligations under the Ground Lease are guaranteed by New Rise Renewables and Encore (a company wholly-owned by Randy Soule).

The lease term is 99 years from the effective date of March 29, 2022. Rent is payable quarterly in advance in four equal installments on the first business day of January, April, July, and October of every calendar year during the term. For 2025, total rent payments are expected to be $10.7 million. Lease payments are comprised of base rent and supplemental rent. Base rent is calculated by multiplying the “rent basis” by 7.28%, where the rent basis is an amount equal to equal to the amount of the “tenant improvement allowance” paid by Twain GL XXVIII, LLC from time to time. No minimum tenant improvement allowance is required to be paid by Twain GL XXVIII, LLC. Supplemental rent increases during the term of the lease. During the second, third and fourth years of the lease, the supplemental rent is:

●	Lease year 2: lease year 2 base rent x 2.48%

●	Lease year 3: (lease year 3 base rent x 2.48%) + (lease year 3 base rent x 2.48% x 102.48%)

●	Lease year 4: (lease year 4 base rent x 2.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48% x 102.48%)

For the fifth lease year and continuing thereafter on the first day of each lease year , supplemental rent will be adjusted to an amount equal to the sum of (i) 2.48% of the base rent for the immediately preceding applicable lease year plus (ii) 102.48%) of the supplemental rent for the immediately preceding applicable lease year.

In addition, beginning on the commencement of the sixth lease year and continuing thereafter every five years (each such 5-year period, a “CPI Adjustment Period”) and continuing until the end of the lease term, Supplemental Rent also will be increased on the first day of each CPI Adjustment Period by the percentage change in the CPI figure from (i) the commencement date for the first CPI Adjustment Period (or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods) to (ii) the last day of the fifth lease year for the first CPI Adjustment Period or the last day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods, if and only if, the percentage increase in the CPI figure during such CPI Adjustment Period is greater than the percentage increase in Supplemental Rent during the same CPI Adjustment Period. For purposes of the lease, “CPI” means The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor (or if the publication of such Consumer Price Index is discontinued, a comparable index similar in nature to the discontinued index which clearly reflects that diminution (or increase) in the real value of the purchasing power of the U.S. dollar reported for the calendar year in question).

New Rise Renewables Reno, LLC has the right to purchase Twain GL XXVIII, LLC’s interest in the premises. The right is exercisable following March 29, 2024. In order to exercise the repurchase right, New Rise Renewables Reno, LLC must not be in default or breach of the lease and must provide Twain GL XXVIII, LLC with written notice of its intent to exercise its right. The purchase price for the repurchase is equal to the quotient of (i) aggregate Base Rent and Supplemental Rent for the current Lease Year in effect as of the date of the notice of the intent to repurchase (as increased by the percentage change in the CPI figure from the commencement date for the first CPI Adjustment Period or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods to the last day of the month in which Twain GL XXVIII, LLC’s receives the notice, divided by (ii) a cap rate of 6.53%. If, however, the repurchase occurs after the fifth year of the lease, the purchase price will be calculated based on the aggregate Base Rent and Supplemental Rent payable during the fifth lease year.

The transactions under the Purchase and Sale Agreement and the Ground Lease were determined to not qualify for sale/leaseback treatment. Instead, the transactions have been treated as a financing arrangement. The financing liability is categorized as long-term liability in the amount of $132,786,623 and $132,767,058 as of September 30, 2025 and December 31, 2024, respectively.

Legal Proceedings

Our subsidiary, New Rise Renewables Reno, LLC (“New Rise Reno”) is involved in certain litigation described below. In addition, as previously disclosed in Item 2.04 to XCF’s Current Report on Form 8-K filed on June 12, 2025, New Rise Reno is involved in certain disputes with a lender and with its landlord under a ground lease. The information included under “Greater Nevada Credit Union Loan” and “Twain Ground Lease” in that Item 2.04 is incorporated herein by reference. The disputes described therein do not currently involve any litigation or other court, arbitration, mediation, administrative or regulatory proceeding.

In March 2024, Polaris Processing, LLC (“Polaris”), which provided operations and maintenance services to New Rise Reno, under an Operations and Maintenances Services Agreement dated May 10, 2022 (the “Services Agreement”), filed an arbitration demand against New Rise Reno due to New Rise Reno’s failure to timely pay invoices and for hiring employees who were subject to the Services Agreement’s non-solicitation provision. In April 2024, Polaris and New Rise Reno settled the disputes and as settlement, New Rise Reno agreed to pay a lump sum settlement to Polaris in the amount of $1.70 million. Subsequent to the settlement, New Rise Reno made all payments through its law firm for settlement of the outstanding amount. In September 2024, New Rise Reno was informed that approximately $0.95 million in payments had not been received by Polaris and remained outstanding. Upon further investigation, New Rise Reno was informed by their legal counsel that wire instruction information provided by their legal counsel was incorrect and compromised as a result of a hack of the legal counsel’s computer system. New Rise Reno’s counsel is in the process of filing insurance claims to cover the payment; however New Rise Reno remains liable for the outstanding payment that remains due to Polaris. On October 11, 2024, Polaris filed a subsequent complaint against New Rise Reno requesting summary judgment on the remaining amount due. No amount has been recorded on New Rise Reno’s balance sheet as it expects to be fully reimbursed by its legal counsel for this matter. However, we cannot assure you that such reimbursement shall take place.

Human Resources & Social Responsibility

Employees

Our ability to attract and retain top talent is both a strategic advantage for the Company and a significant determinant of our success. As of September 30, 2025, XCF, including New Rise Renewables, had a total of approximately 70 employees. We also occasionally engage independent contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Diversity, Equity, and Inclusion

XCF is committed to Diversity, Equity and Inclusion. As a company that operates on a global scale, we work with a diverse array of colleagues, customers, and communities. To maintain this environment, we fully observe all federal, state, and local laws regarding workplace discrimination, harassment, and unlawful retaliation.

Health & Safety

The well-being of our employees, contractors, and surrounding communities are of the utmost importance to us. First and foremost, we recognize the value of human life, and prioritize the health and safety of people. We know that for our business to thrive, our employees and customers must be able to trust that the work environment and product are safe. Any health and safety incident involving biofuels may lead to restrictions on the industry, which could result in difficulties obtaining permits and buyers. To mitigate this risk, we implement and maintain policies, practices, and controls of the highest caliber to ensure we are not merely in compliance with health and safety regulations, but actively pursuing the safest business possible.